Exhibit 15
                                                          ----------






   The Board of Directors
   Polaroid Corporation


   Ladies and Gentlemen:

    Re: Registration Statements No. 33-36384, No. 33-44661, No. 33-51173 and No. 333-0791


   With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated
   April 16, 1996, related to our review of interim financial information.

   Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.



                                        Very truly yours,


                                        /s/ KPMG Peat Marwick LLP


   Boston, Massachusetts
   May 13, 1996



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